Exhibit 99.1

FOR IMMEDIATE RELEASE:

Media Contact for this Release:	J. Daniel Sizemore (251) 967-4249

VISION BANCSHARES, INC. REPORTS FIRST QUARTER 2005 EARNINGS

Panama City, FL– MAY 12, 2005 – Vision Bancshares, Inc., (VBAL.OB), today reported record earnings of $916 thousand for the first quarter of 2005 versus $146 thousand net income for the same period in 2004. Basic and diluted net earnings per share was $0.15 and $0.14, respectively, for the three months ended March 31, 2005 compared to net earnings of $0.04 per share on both a basic and diluted basis for the three months ended March 31, 2004. The increase in the Company’s quarterly earnings resulted as the Alabama bank subsidiary posted the highest earnings ever and the Florida bank subsidiary posted its second quarter of profitability since beginning operation in January 2003.

The consolidated net income for the first quarter of 2005 consisted of net income of $901 thousand for Vision Bank in Alabama, net income of $87 thousand for Vision Bank in Florida and a net loss of $72 thousand for Vision Bancshares, Inc. (on a parent only basis). The increase in earnings resulted as the Company expanded its market share and produced a 131.7% increase in net interest income while maintaining a more modest increase of 65.7% in non-interest expenses.

Total assets at March 31, 2005 were $499 million, an increase of 21.7%, or $89 million, over total assets of $410 million at December 31, 2004. During this same period total loans increased $47 million, or 13.6%, to $392 million, and total deposits also increased $87 million, or 24.9%, to $437 million.

“I am very pleased to report another quarter of record earnings for our company,” said J. Daniel Sizemore, Chairman and CEO. “Our solid performance continues to confirm our success in building a strong community bank, and our team of qualified and enthusiastic bankers is an essential piece of our strategy.” Mr. Sizemore further stated, “We have positioned the banks to capitalize on a return to a more normal interest rate environment. The recent increase in interest rates has strengthened our margins and will continue to enhance earnings.”

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Vision Bancshares, Inc. notes that any statements in this press release, and elsewhere, that are not historical facts are “forward-looking statements” that involve risks and uncertainties that may cause the Company’s actual results of operations to differ materially from expected results. For a discussion of such risks and uncertainties, see the Company’s Annual Report on Form 10-KSB for the most recently ended fiscal year as well as its other filings with the U.S. Securities and Exchange Commission.

Vision Bancshares, Inc. was organized in July 1999 as a bank holding company and is headquartered in Panama City, Florida. It is the parent company for Vision Bank in Alabama, a state banking corporation organized under the laws of the State of Alabama and Vision Bank in Florida, a state banking corporation organized under the laws of the State of Florida. Vision Bank, Alabama provides general retail and commercial banking services principally to customers in Baldwin County, Alabama through its offices located in Gulf Shores, Orange Beach, Point Clear, Foley, Fairhope and Elberta. Vision Bank, Florida provides general retail and commercial banking services to customers in Bay County, Gulf County and the panhandle of Florida through its offices located in Panama City, Panama City Beach, Santa Rosa Beach, Beckrich Road, Wewahitchka, Port St. Joe and Port St. Joe Beach.